Exhibit 99.01

Global Earth Energy, Inc. announces revision of Rescission Agreement with RCI Solar, Inc.

March 21, 2011 (Marketwire) --

WILMINGTON, NC -- (Marketwire) -- 03/21/11 -- Global Earth Energy, Inc. (OTCQB: GLER) announced on March 18, 2011, it executed an Amended Rescission of Plan and Agreement of Merger Between Global Earth Energy Energy, Inc. and RCI Solar, Inc., whereby Global Earth Energy and Melvin Dick amended their previous Rescission Agreement executed on December 2, 2010 to provide that Mr. Dick would surrender 55,000,000 of the Global Earth Energy common stock he had previously received.

 Melvin Dick shall be permitted to retain 10,000,000 shares of the Global Earth Energy common stock which he received in connection with the Plan of Merger.  The remaining 55,000,000 shares of the Global Earth Energy common stock received by Melvin Dick shall be surrendered to Global Earth Energy and shall be cancelled.  The 10,000,000 shares of the Global Earth Energy common stock retained by Melvin Dick shall be delivered to the attorney for Global Earth Energy, who will hold the shares in escrow.  Melvin Dick shall be under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended.

The rescission will effectively decrease the float by 55,000,000 shares. Due to problems of completing an audit of RCI, both parties agreed on these terms after months of negotiation.

About Global Earth Energy, Inc.

Global Earth Energy, Inc. provides renewable energy solutions.  In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipates” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.  Certain risks are detailed in the Company’s Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov.  This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:

Sydney A. Harland

CEO

Global Earth Energy

Tel: 910-270-7749

www.globalearthenergy.com